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                                    Exhibit 5

                                NORDLICHT & HAND
                               Counsellors at Law
                                  Olympic Tower
                                645 Fifth Avenue
                            New York, New York 10022


                                                                  August 7, 1998

SpecTran Corporation
SpecTran Industrial Park
50 Hall Road
Sturbridge, MA  01566

      Re:   Registration Statement on Form S-8

Dear Sirs:

      We have acted as Counsel to SpecTran Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended to register 830,000 shares of Common Stock of the Company, par value $.10 per share (the "Shares").

      In such capacity, we have examined the Company's Certificate of Incorporation, Bylaws, the form of certificate for the Shares and such records, documents, statutes and decisions as we have deemed relevant.

      On the basis of such examination, we advise you that, in our opinion, the Shares, when issued in accordance with the terms of the Registration Statement against payment of the purchase price therefor, will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption of "Legal Counsel" in the Prospectus and reference to us under the caption "Counsel" in the Registration Statement.

                                       Very truly yours,

                                       /s/ Nordlicht & Hand

                                       Nordlicht & Hand